Exhibit 99.1

Press Release
Liberty Global Announces Additional Senior Management Appointments
Robert Dunn to join Virgin Media as CFO
Baptiest Coopmans to lead Liberty's Dutch operation

Englewood, Colorado - May 15, 2013:

Liberty Global, Inc. (“Liberty Global,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) is pleased to announce that it will appoint Robert Dunn, currently Managing Director (“MD”) of UPC Netherlands, to the position of Chief Financial Officer (“CFO”) of Virgin Media (NASDAQ: VMED; LSE: VMED) upon the closing of that acquisition. He will succeed Eamonn O'Hare who has decided to leave the company to pursue new opportunities. Mr. Dunn has held several senior management positions with Liberty Global over the last 13 years, including MD, UPC Ireland for five years, and CFO of Liberty's European cable division. He will report to Tom Mockridge, who was announced as Virgin Media's incoming CEO last week.

Baptiest Coopmans, former Member of the Board of Management at KPN N.V., will assume the position of MD, UPC Netherlands. Mr. Coopmans has developed expertise across a range of international management roles, building comprehensive experience across telecoms and consumer markets. As a Member of the Managing Board of KPN N.V. from 2006 to 2012 he was, among other roles, MD of KPN Netherlands and MD of KPN Consumer Markets. In his new role at UPC Netherlands, Mr. Coopmans will report to Diederik Karsten, Executive Vice President of Liberty Global's European Broadband Operations.

Mike Fries, President and CEO of Liberty Global, said: “Robert is the ideal choice for the CFO position given his deep understanding of our business following important leadership roles in the Netherlands and Ireland over the last 13 years, which make him uniquely qualified to help steer Virgin Media during its next phase of growth. I would also like to acknowledge the significant contribution made by Eamonn O'Hare, an outstanding executive who played a central role in the recent success of Virgin Media. We wish him all the best in his future endeavors.”

Diederik Karsten, EVP of Liberty Global's European Broadband Operations, said: “We are excited to see Baptiest join the company as he brings a wealth of experience to bear, having held leadership roles at KPN's consumer division for both fixed and mobile services. He also oversaw major quality and service improvements across all of KPN's business divisions. This followed a 17 year career at Unilever where he built a solid track record of success, holding senior management positions in a number of highly competitive markets.”

About Robert Dunn
Robert has been MD of UPC Netherlands B.V. since January, 2011. He previously served as MD of UPC Ireland B.V. from 2006 and was MD of Finance & Accounting of UPC Polska LLC (UPC). He joined UPC in May 2000 and served as CFO of UPC Distribution, the cable television and triple play division of UPC from January 2001. He earlier served as Group Controller of Impress Packaging Group B.V. from May 1997 to May 2000. He worked with Price Waterhouse, London for nine years from October 1988. Robert has been Director of UPC Polska LLC since June 2000.

About Baptiest Coopmans
Baptiest Coopmans served Royal KPN N.V. from September 2006 until April 1, 2012. He was MD of Consumer Division for both Fixed and Mobile Services, and later became MD for KPN the Netherlands, also leading the BtoB division and the Network and IT division. He joined Royal KPN N.V. after a career with Unilever where he held various (commercial) management positions. He served as MD of the Ice Cream and Frozen Foods company in the Benelux from 2000 until 2004 and was Chairman of Unilever in Mexico from 2004 until 2006.

Additional Information and Where to Find It
Nothing in this communication shall constitute a solicitation to buy or subscribe for or an offer to sell any securities of Liberty Global, Inc., Virgin Media Inc. or Liberty Global Corporation Limited (New Liberty Global). In connection with the proposed acquisition of Virgin Media by Liberty Global, New Liberty Global has filed with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 (File No. 333-187100) (the “Registration Statement”), which contains a definitive joint proxy statement of Liberty Global and Virgin Media and also constitutes a prospectus of New Liberty Global. STOCKHOLDERS OF LIBERTY GLOBAL AND VIRGIN MEDIA ARE URGED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) REGARDING THE MERGERS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the Registration Statement and joint proxy statement/prospectus, as well as other filings containing information about Liberty Global, Virgin Media and New Liberty Global, without charge, at the SEC's Internet site (http://www.sec.gov). Copies of the Registration Statement and joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Liberty Global, Inc., 12300 Liberty Boulevard, Englewood, Colorado, 80112, USA, Attention: Investor Relations, Telephone: +1 303 220 6600, or to Virgin Media Limited, Communications House, Bartley Wood Business Park, Bartley Way, Hook, RG27 9UP, United Kingdom, Attn: Investor Relations Department, Telephone +44 (0) 1256 753037.

The respective directors and executive officers of Liberty Global and Virgin Media and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Liberty Global's directors and executive officers is available in Amendment No. 1 to Form 10-K/A filed with the SEC by Liberty Global on April 25, 2013, and information regarding Virgin Media's directors and executive officers is available in Amendment No. 3 to Form 10-K/A filed with the SEC by Virgin Media on April 24, 2013. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. These documents can be obtained free of charge from the sources indicated above.

About Liberty Global
Liberty Global is the leading international cable company, with operations in 13 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-

play services are provided through next-generation networks and innovative technology platforms that connect 20 million customers subscribing to 35 million television, broadband internet and telephony services as of March 31, 2013.

Liberty Global's consumer brands include UPC, Unitymedia, KabelBW, Telenet and VTR. Our operations also include Chellomedia, our content division, Liberty Global Business Services, our commercial division and Liberty Global Ventures, our investment fund.

For more information, please visit www.lgi.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303 220 6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303 220 4218	Bert Holtkamp	+31 20 778 9800

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